Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the MarineMax, Inc. 2007 Incentive Compensation Plan and the MarineMax, Inc. 2011 Stock-Based Compensation Plan of our reports dated December 2, 2010, with respect to the consolidated financial statements of MarineMax, Inc. and the effectiveness of internal control over financial reporting of MarineMax, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2010, filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Tampa, Florida
September 27, 2011